Law Offices
                  Drinker Biddle & Reath
            Philadelphia National Bank Building
                   1345 Chestnut Street
                Philadelphia, PA  19107-3496
                  Telephone: (215)988-2700
                        Telex: 834684
                      Fax: (215)988-2757

                                        February 26, 1997

The Stratton Funds, Inc.
610 W. Germantown Pike
Suite 300
Plymouth Meeting, PA 19462-1050


     Re:  Form 24F-2 For The Stratton Funds, Inc.;
          Registration No. 33-57166

Ladies and Gentlemen:

We have acted as counsel for The Stratton Funds, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of shares of common stock in its Stratton Small-Cap Yield Fund (the "Shares"), made definite in number by the Form 24F-2 which this opinion accompanies.

At all times during the Company's fiscal period ended December 31, 1996 (the "Fiscal Year"), the Company was authorized to issue a total of 1,000,000,000 shares of common stock. During the Fiscal Year, 200,000,000 of the Shares were classified and allocated to its Stratton Small-Cap Yield Fund. We have been informed by the Company's Secretary that at no time during the Fiscal Year did the number of issued and outstanding Shares of the Stratton Small-Cap Yield Fund exceed the number of Shares of such portfolio that the Company was authorized to issue.

We have reviewed the Company's Articles of Incorporation, its by-laws, resolutions adopted by its Board of Directors and holders of its Shares, and such other legal and factual matters as we have deemed appropriate, and we have relied on the accuracy of the information in the Form 24F-2 which this opinion accompanies.

This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based on the foregoing, we are of the opinion that the Shares were, when issued against payment therefor as described in the Company's prospectus, validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Company's Form 24F-2.

                                   Very truly yours,

                                   /s/ DRINKER BIDDLE & REATH
                                   DRINKER BIDDLE & REATH